SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              February 15, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code              612-330-5500

(Former name or former address, if changed since last report)

SIGNATURES
Press Release dated 2/15/02
Summary Unaudited Financial Information

Item 5. Other Events

     Xcel Energy announced today that its board of directors approved plans to commence an exchange offer by which Xcel Energy would acquire all of the outstanding publicly held shares of its subsidiary, NRG Energy, Inc., for shares of Xcel Energy common stock. Xcel Energy currently owns 74 percent of NRG.

For more information regarding the announcement, see the Press Release attached as exhibit 99.01. See summarized, unaudited financial information in exhibit 99.02.

The statements herein regarding reduction of cash requirements, the impact of the transaction on earnings, the expectation or estimates of earnings per share and growth rates, future dividends and similar statements of future results identify forward-looking information. Although Xcel Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that the offer, if made, will be successful or that other expectations will be realized. Factors that could affect whether the transaction is completed or whether the expectations will be realized include the satisfaction of all conditions to the exchange offer that cannot be waived and the satisfaction or waiver of all other conditions, the actual results of Xcel Energy following completion of the transaction, the ability to dispose of or terminate projects, to reduce expenses and to realize synergies, cash levels and similar matters. Some of these conditions are expected to include the receipt of all required regulatory approvals, the tender by shareholders of enough of the publicly held shares so that Xcel Energy will own at least 90 percent of NRG’s common stock, and the absence of an injunction or litigation concerning the exchange offer.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.01	Press Release of Xcel Energy dated February 15, 2002
99.02	Summary Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/David E. Ripka

David E. Ripka
Vice President and Controller

February 15, 2002